AllianceBernstein International Research Growth Fund, Inc.
Exhibit 77C
811-08527

77C - Matters submitted to a vote of security holders


The Annual Meeting of Stockholders of AllianceBernstein International Research Growth Fund the Fund was held on November 15, 2005 and adjourned until December 6, 2005, December 19, 2005, December 21, 2005 and December 22, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, the required number of outstanding shares voted in favor of the third item of business, the amendment, elimination or reclassification as non-fundamental of certain investment restrictions, and the proposal was approved. With respect to the second item of business, the amendment and restatement of the Fund's charter, an insufficient number of required outstanding shares voted in favor of the proposal and therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows the proposal numbers shown below correspond to the proposal numbers in the Fund's proxy statement:

                                Voted For        Withheld Authority

1. The election of the
Directors, each such
Director to serve a term
of an indefinite duration
and until his or her
successor is duly elected
and qualifies.
Ruth Block                     14,635,723         575,089
David H. Dievler               14,635,956         574,855
John H. Dobkin                 14,626,886         583,925
Michael J. Downey              14,643,088         567,724
William H. Foulk, Jr.          14,625,399         585,413
D. James Guzy                  14,583,819         626,993
Marc O. Mayer                  14,622,968         587,843
Marshall C. Turner, Jr.        14,642,941         567,871

                             Voted For    Voted     Abstained  Broker
                                          Against              Non-Votes
2. The amendment and
restatement of the Charter.  11,176,637   437,501   434,755    0

3. The amendment,
elimination, or
reclassification as
non-fundamental, of the
fundamental investment
restrictions regarding:
3.A. Diversification         10,505,496   610,457   209,742    3,383,905
3.C. Underwriting Securities 10,541,678   577,108   206,909    3,383,905
3.G.  Loans                  10,477,821   618,175   229,698    3,383,905